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                                                                      Exhibit 99


          [Intelligroup - Creating The Intelligent Enterprise(SM) LOGO]


For Immediate release

CONTACT:
Richard Hantke
Director of Investor Relations
(732) 362-2380


                INTELLIGROUP APPOINTS NEW CHIEF FINANCIAL OFFICER

EDISON, N.J., October 15, 2004/PRNewswire-FirstCall/ -- Intelligroup, Inc., (NASDAQ: ITIGE), a global provider of strategic IT outsourcing services, today announced that it has appointed Madhu Poomalil as its Chief Financial Officer effective immediately. Mr. Poomalil will be responsible for the Company's worldwide finance and accounting functions. Mr. Poomalil has been the Chief Financial Officer of its India operations for the past five years, being responsible for managing international finance and administration functions as well as various operational components of the India operation. Prior to Intelligroup, Mr. Poomalil held various positions in member firms of Ernst & Young, LLP, D.E. Shaw and ADP Wilco. Mr. Poomalil is also a Chartered Accountant from the Institute of Chartered Accountants of India.

The Company's current Chief Financial Officer, David Distel, has decided to leave the company to pursue other opportunities.

"With Madhu's abilities, experience and historical knowledge of the Company, we are excited about this appointment and look forward to moving beyond our recent challenges", commented Arjun Valluri, Intelligroup's Chief Executive Officer, "at the same time, we wish Dave the best for the future and thank him for his contribution".

ABOUT INTELLIGROUP

Intelligroup, Inc. is a global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the Company's ability to complete the restatement of its historical financial results, file future periodic reports, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.